EQUITABLE HOLDINGS REPORTS FULL YEAR AND FOURTH QUARTER 2025 RESULTS
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•Organic cash generation of $1.6 billion in 2025, expected to increase to c.$1.8 billion in 20261

•Full year net loss of $1.4 billion, or $(4.83) per share; fourth quarter Net income of $215 million, or $0.70 per share

•Non-GAAP operating earnings2 of $1.7 billion, or $5.64 per share for the full year and $513 million, or $1.73 per share for the fourth quarter 2025. Adjusting for notable items3, Non-GAAP operating earnings of $1.9 billion, or $6.21 per share for the full year and $523 million, or $1.76 per share, for the fourth quarter 2025.

•Full year net inflows of $5.9 billion in Retirement and $8.4 billion in Wealth Management; net outflows of $11.3 billion in Asset Management.

•Returned $1.8 billion to shareholders this year, including $354 million in the fourth quarter.

•Executed on strategic initiatives including reinsuring 75% of inforce individual life block to RGA, completing our first Bermuda reinsurance transaction and scaling our fast-growing Wealth Management and AB Private Markets businesses.

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New York, NY, February 4, 2026 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the full year and fourth quarter ended December 31, 2025.
“In 2025, Equitable Holdings made significant progress on our journey to become a more capital light company focused on three core growth engines of Retirement, Asset Management and Wealth Management. The execution of our individual life reinsurance transaction with RGA freed $2 billion of capital and reduced our exposure to mortality by 75%. We used the proceeds to invest in growing AllianceBernstein and Equitable Advisors as well as to accelerate capital return to shareholders, actions which we believe will create a more valuable company. Our business model positions us well to be a long-term winner in each of our core markets. We continue to see strong organic growth momentum in Retirement, Wealth Management and AB Private Markets, ending the year with a record $1.1 trillion of assets under management and administration. This bodes well for future growth in earnings and cash flows.” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson concluded, “Looking to 2026, we expect Non-GAAP earnings per share growth to accelerate and remain focused on achieving our targeted 12-15% EPS CAGR for 2023-2027. We also project cash generation to increase from $1.6 billion in 2025 to approximately $1.8 billion in 2026 and are on track to reach $2 billion by 2027. Our strong cash flows allow us to consistently return capital to shareholders, with payout ratios at the upper end of our 60-70% target range. Equitable is well positioned in attractive, growing markets, and I’m confident in our ability to execute on the opportunity in front of us.”
1Cash generation is the cash flow from asset and wealth management subsidiaries, along with capital generated in excess of the target combined NAIC RBC ratio at the insurance subsidiaries. Organic cash generation of $1.6 billion does not include $1.0 billion of cash generation attributable to proceeds from the individual life transaction with RGA. Financial guidance assumes normal market conditions including 6% equity return, 2% dividend yield and interest rates following the forward curve.
2 This press release includes certain Non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
3 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Consolidated Results
	Fourth Quarter		Full Year
(in millions, except per share amounts or unless otherwise noted)	2025	2024	2025	2024
Total Assets Under Management/Administration (“AUM/A”, in billions)	$1,121	$1,021	$1,121	$1,021
Net income (loss) attributable to Holdings	215	892	(1,380)	1,280
Net income (loss) attributable to Holdings per common share	0.70	2.74	(4.83)	3.69
Non-GAAP operating earnings	513	515	1,741	2,004
Non-GAAP operating earnings per common share (“EPS”)	1.73	1.55	5.64	5.92
As of December 31, 2025, total AUM/A was $1.1 trillion, a year-over-year increase of 10%, driven by positive net flows and higher markets over the prior twelve months.
On a full year basis, the net loss attributable to Holdings was $1.4 billion in 2025 compared to net income of $1.3 billion in 2024.
Full year Non-GAAP operating earnings were $1.7 billion in 2025 versus $2.0 billion in 2024. Adjusting for notable items4 of $172 million, 2025 operating earnings were $1.9 billion or $6.21 per share.
Net income (loss) attributable to Holdings for the fourth quarter of 2025 was $215 million compared to $892 million in the fourth quarter of 2024.

Non-GAAP operating earnings in the fourth quarter of 2025 were $513 million compared to $515 million in the fourth quarter of 2024. Adjusting for notable items5 of $10 million, fourth quarter 2025 Non-GAAP operating earnings were $523 million or $1.76 per share.
As of December 31, 2025, book value per common share including accumulated other comprehensive income (“AOCI”) was $(4.03). Book value per common share excluding AOCI was $18.14. Both of these measures reflect the Company’s 68% ownership stake in AllianceBernstein (“AB”) at book value. Book value per common share excluding AOCI but with AB reflected at fair market value was $33.84.
4 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.
5 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Business Highlights
•Full year 2025 business segment highlights:
◦Retirement reported full year net inflows of $5.9 billion and first year premiums of $22.4 billion were up 11% over the prior year.
◦Asset Management (AllianceBernstein or “AB”)6 reported full year net outflows of $11.3 billion, which includes $4 billion of low-fee outflows related to the RGA transaction.

◦Wealth Management (“WM”) reported full year advisory net inflows of $8.4 billion, with total assets under administration reaching $122 billion.
•Capital management program:
◦The Company returned $1.8 billion to shareholders in 2025, including $354 million in the fourth quarter and $500 million of additional share repurchases executed following the life reinsurance transaction. Excluding the incremental buybacks, the full year payout ratio was 68%, at the high end of the Company’s 60-70% target range.
◦The Company continues to benefit from a diverse business mix, with over 50% of the $1.6 billion of organic cash generation in 2025 coming from Asset and Wealth Management businesses. The Company expects approximately $1.8 billion of cash generation in 2026.
◦The Company reported cash and liquid assets of $1.1 billion at Holdings7 as of quarter end, which remains above the $500 million minimum target. The combined NAIC RBC ratio was approximately 475% at year end, above the Company’s target of 400%.
•Delivering shareholder value:

◦The Company has deployed over $19 billion of its $20 billion capital commitment to AB. This supports growth in AB’s Private Markets business, which had $82 billion of assets under management as of year end.
◦Through year end 2025, the Company has achieved $120 million of its targeted $150 million of run-rate expense savings by 2027. It has surpassed the targeted $110 million of incremental investment income from the general account and sees opportunity for further upside.
◦The Company closed the Individual Life reinsurance with RGA in the third quarter of 2025, which freed over $2 billion of capital and reduced exposure to mortality by 75%. The Company used the proceeds to invest for growth in Asset and Wealth Management, accelerate capital return to shareholders, and repay debt.

6 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.
7 Excludes c.$90 million of cash at Holdings which is available to AllianceBernstein through its credit facility with Equitable Holdings.

Business Segment Results

Retirement

(in millions, unless otherwise noted)	Q4 2025	Q4 2024
Total Assets (in billions)[8]	$176.2	$152.2
Segment net flows (in billions)	1.3	1.6
Operating earnings (loss)	410	385
•Assets increased by 16%, driven by market performance and net inflows over the prior twelve months.
•First year premiums of $6.0 billion increased by 11% while net inflows of $1.3 billion were lower than the prior year quarter.
•Operating earnings of $410 million increased versus the prior year quarter, due to higher net interest margin and fee-type revenue and a lower tax rate, partially offset by increased commissions and DAC amortization.
•There were no notable items in the current quarter. Adjusting for notable items9 in the prior year quarter, operating earnings increased from $395 million to $410 million.

Asset Management

(in millions, unless otherwise noted)	Q4 2025	Q4 2024
Total AUM (in billions)	$866.9	$792.2
Segment net flows (in billions)	(4.7)	(4.8)
Operating earnings (loss)	160	161
•AUM increased by 9% due to market performance over the prior twelve months.
•Net outflows were $4.7 billion in the quarter, including net outflows of $3.5 billion in Retail and $2.0 billion in Institutional, partially offset by net inflows of $0.8 billion in Private Wealth.

•Operating earnings decreased from $161 million in the prior year quarter to $160 million, as increased base fees were offset by lower performance fees.

8 Retirement assets includes account value (net of embedded derivatives), spread lending balances and reserves (excluding MRBs)
9 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Wealth Management

(in millions, unless otherwise noted)	Q4 2025	Q4 2024
Total AUA (in billions)	$122.0	$101.7
Advisory net new assets (in billions)	2.1	1.1
Operating earnings (loss)	66	47
•AUA increased by 20% due to market performance and net inflows over the last twelve months.
•Advisory net inflows were $2.1 billion in the quarter, supported by an 8% year-over-year increase in advisor productivity.
•Operating earnings increased from $47 million in the prior year quarter to $66 million, primarily due to higher assets under management and a higher level of transaction activity.

Corporate and Other (“C&O”)

The operating loss of $123 million in the fourth quarter increased from an operating loss of $78 million in the prior year quarter. After adjusting for notable items10, the operating loss was $113 million versus a loss of $61 million in the prior year quarter, primarily driven by lower earnings due to the RGA transaction.
10 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and give Non-GAAP measures less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Non-GAAP Operating Earnings	$513	$515	$1,741	$2,004
Post-tax Adjustments related to notable items:
Retirement	—	10	19	31
Asset Management	—	—	—	(9)
Wealth Management	—	—	(4)	—
Corporate & Other	10	17	159	58
Notable items subtotal	10	26	175	80
Impact of actuarial assumption update	—	—	(3)	(3)
Non-GAAP Operating Earnings, less Notable Items	$523	$541	$1,913	$2,081

Impact of notable items by item category:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Non-GAAP Operating Earnings	$513	$515	$1,741	$2,004
Post-tax adjustments related to notable Items:
Net investment income	—	26	26	74
Model updates/true-up adjustments	—	—	49	6
Expenses	10	—	99	—
Mortality	—	—	—	—
Notable Items Subtotal	10	26	175	80
Impact of actuarial assumption update	—	—	(3)	(3)
Non-GAAP Operating Earnings, less Notable Items	$523	$541	$1,913	$2,081

Earnings Conference Call
Equitable Holdings will host a conference call at 10 a.m. ET on February 5, 2026 to discuss its full year and fourth quarter 2025 results. The conference call webcast, along with additional earnings materials, will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH Full Year and Fourth Quarter 2025 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a leading financial services holding company comprised of complementary and well-established businesses, Equitable, AllianceBernstein and Equitable Advisors. Equitable Holdings has $1.1 trillion in assets under management and administration (as of 12/31/2025) and more than 5 million client relationships globally. Founded in 1859, Equitable provides retirement and protection strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers diversified investment services to institutional investors, individuals and private wealth clients. Equitable Advisors, LLC (Equitable Financial Advisors in MI and TN) has approximately 4,600 duly registered and licensed financial professionals that provide financial planning, wealth management, retirement planning, protection and risk management services to clients across the country.
Contacts:
Investor Relations
Erik Bass
IR@equitable.com

Media Relations
Laura Yagerman
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “forecasts,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. These forward-looking statements include, but are not limited to, statements regarding projections, estimates, forecasts and other financial and performance metrics and projections of market expectations. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of geopolitical conflicts, changes in tariffs and trade barriers, the impact on the Company of a continued shutdown of the U.S. government, and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, potential strategic transactions, changes in accounting standards, and catastrophic events, such as the outbreak of pandemic diseases; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Asset Management segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) recruitment and retention of key employees and experienced and productive financial professionals; (ix) subjectivity of the determination of the amount of allowances and impairments taken on our investments; (x) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (xi) risks related to our common stock and (xii) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements, including any financial guidance, should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
Forward-looking Non-GAAP Metrics
The Company has presented forward-looking statements regarding Non-GAAP operating earnings, and Non-GAAP operating earnings per share. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking adjusted operating earnings per share and payout ratio targeted to non-GAAP operating earnings to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others changes in connection with quarter-end and year-end adjustments. Any variations between the Company’s actual results and preliminary financial data set forth above may be material.
Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, and Non-GAAP operating common EPS, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these Non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These Non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is a mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled Non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our Non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AUA, AV, policy reserves and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax Non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and the variable annuity product MRBs. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) changes in the fair value of MRB and purchased MRB, including the related attributed fees and claims, offset by derivatives and other securities used to hedge the MRB which result in residual net income volatility as the change in fair value of certain securities is reflected in OCI and due to our statutory capital hedge program; and (ii) market adjustments to deposit asset or liability accounts arising from reinsurance agreements which do not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, lease write-offs related to non-recurring restructuring activities, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses and realized capital gains/losses from sales or disposals of select securities, certain legal accruals; a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies, impact of the annual actuarial assumption updates attributable to LFPB when the majority of the impact relates to the non-core business; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period and changes to the deferred tax valuation allowance.
In the third quarter of 2025, the Company updated its net investment income (“NII”) segment reporting to better align with our GAAP segments, as well as the reporting of our spread lending programs' income and expenses. Previously, direct and allocated segment NII were recorded based on assets tied to statutory asset tagging and net statutory liabilities for allocation. To better align with our GAAP segments, the Company changed the recording methodology for direct NII. It is now based on the book yields of assets tied to specific segments, considering general account values plus reserves, net of embedded derivatives. Indirect NII, which was previously allocated based on net statutory liabilities, is now allocated based on general account values and reserves, net of embedded derivatives. Additionally, revenues and expenses from our spread lending programs are now primarily recorded within the Retirement segment. Previously, spread lending revenues and expenses were recorded in Corporate and Other, with the excess of revenues over expenses allocated to the insurance segments based on net statutory liabilities. Prior periods have been revised to reflect these changes.

Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.

The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three months and years ended December 31, 2025 and 2024:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Net income (loss) attributable to Holdings	$215	$892	$(1,380)	$1,280
Adjustments related to:
Variable annuity product features (1)	258	(530)	2,381	637
Investment (gains) losses (2)	84	32	1,339	133
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	9	16	50	60
Other adjustments (3) (4) (5)	21	34	(75)	93
Income tax expense (benefit) related to above adjustments	(62)	94	(776)	(194)
Non-recurring tax items	(12)	(23)	202	(5)
Non-GAAP Operating Earnings	$513	$515	$1,741	$2,004

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(1)As a result of the novation of certain Legacy VA policies completed during the first quarter of 2025, the Company recorded a loss of $499 million in pre-tax net income and an increase of $263 million in pre-tax AOCI, for a total impact loss of $236 million for the year ended December 31, 2025.
(2)Includes $1.1 billion as a result of assets transferred related to the reinsurance transaction with RGA for the year ended December 31, 2025.
(3)Includes a gain of $304 million on Non-VA derivatives for the year ended December 31, 2025. Also includes $6 million of expense related to a disputed billing practice of an AB third-party service provider for the year ended December 31, 2025 and certain gross legal expenses related to the COI litigation of $106 million for the year ended December 31, 2024.
(4)For the year ended December 31, 2024, includes $82 million of the gain on sale on AB's Bernstein Research Service attributable to Holdings.
(5)For the year ended December 31, 2024, includes $78 million contingent payment gain recognized related to a fair value remeasurement of the contingent payment liability associated with AB's acquisition of CarVal in 2022.

Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred stock dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three months and years ended December 31, 2025 and 2024.

	Three Months Ended December 31,		Year Ended December 31,
(per share amounts)	2025	2024	2025	2024
Net income (loss) attributable to Holdings	$0.74	$2.82	$(4.63)	$3.94
Less: Preferred stock dividend	0.04	0.08	0.20	0.25
Net Income (loss) available to common shareholders	0.70	2.74	(4.83)	3.69
Adjustments related to:
Variable annuity product features (1)	0.89	(1.67)	7.99	1.96
Investment (gains) losses (2)	0.29	0.10	4.49	0.41
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.03	0.05	0.17	0.19
Other adjustments (3) (4) (5)	0.07	0.10	(0.26)	0.29
Income tax expense (benefit) related to above adjustments	(0.21)	0.30	(2.60)	(0.60)
Non-recurring tax items	(0.04)	(0.07)	0.68	(0.02)
Non-GAAP Operating Earnings	$1.73	$1.55	$5.64	$5.92

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(1)As a result of the novation of certain Legacy VA policies completed during the first quarter of 2025, the Company recorded a loss of $1.67 for the year ended December 31, 2025.
(2)Includes $3.84 as a result of assets transferred related to the reinsurance transaction with RGA for the year ended December 31, 2025.
(3)Includes a gain of $1.02 on Non-VA derivatives for the year ended December 31, 2025. Also includes $0.02 of expense related to a disputed billing practice of an AB third-party service provider for the year ended December 31, 2025 and certain gross legal expenses related to the COI litigation of $0.33 for the year ended December 31, 2024.
(4)For the year ended December 31, 2024, includes $0.25 of the gain on sale on AB's Bernstein Research Service attributable to Holdings.
(5)For the year ended December 31, 2024 includes $0.24 contingent payment gain recognized in connection with a fair value remeasurement of the contingent payment liability associated with AB's acquisition of CarVal in 2022.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	December 31, 2025	December 31, 2024
Book value per common share	$(4.03)	$0.19
Per share impact of AOCI	22.17	28.11
Book Value per common share, excluding AOCI	$18.14	$28.30

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Retirement and Life businesses. Total AUM reflects exclusions between segments to avoid double counting.

Assets Under Management (“AUA”)
AUA means advisory and brokerage investment assets included in the Company’s Wealth Management segment.

Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in millions)
REVENUES
Policy charges and fee income	$435	$638	$2,168	$2,495
Premiums	224	293	1,046	1,172
Net derivative gains (losses)	(363)	(253)	(2,055)	(2,551)
Net investment income (loss)	1,288	1,196	5,234	4,881
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	(25)	(19)	(68)	(82)
Other investment gains (losses), net	(59)	(13)	(1,271)	(51)
Total investment gains (losses), net	(84)	(32)	(1,339)	(133)
Investment management and service fees	1,390	1,458	5,263	5,263
Other income	387	315	1,348	1,298
Total revenues	3,277	3,615	11,665	12,425
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	397	689	2,395	2,696
Remeasurement of liability for future policy benefits	(6)	(3)	38	(6)
Change in market risk benefits and purchased market risk benefits	(130)	(817)	(417)	(1,940)
Interest credited to policyholders’ account balances	744	614	3,016	2,493
Compensation and benefits	640	683	2,434	2,451
Commissions and distribution-related payments	567	511	2,093	1,896
Interest expense	47	52	224	226
Amortization of deferred policy acquisition costs	205	186	789	711
Other operating costs and expenses	469	513	2,286	1,822
Total benefits and other deductions	2,933	2,428	12,858	10,349
Income (loss) from continuing operations, before income taxes	344	1,187	(1,193)	2,076
Income tax (expense) benefit	(33)	(179)	156	(280)
Net income (loss)	311	1,008	(1,037)	1,796
Less: Net income (loss) attributable to the noncontrolling interest	96	116	343	516
Net income (loss) attributable to Holdings	215	892	(1,380)	1,280
Less: Preferred stock dividends	13	26	61	80
Net income (loss) available to Holdings’ common shareholders	$202	$866	$(1,441)	$1,200

Earnings Per Common Share

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in millions)
Earnings per common share
Basic	$0.71	$2.77	$(4.83)	$3.74
Diluted	$0.70	$2.74	$(4.83)	$3.69
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	285.5	312.2	298.1	321.2
Weighted average common stock outstanding for diluted earnings per common share	289.1	316.5	298.1	324.8

Results of Operations by Segment

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in millions)
Operating earnings (loss) by segment:
Retirement	$410	$385	$1,549	$1,602
Asset Management	160	161	571	479
Wealth Management	66	47	220	182
Corporate and Other (1)	(123)	(78)	(599)	(259)
Non-GAAP Operating Earnings	$513	$515	$1,741	$2,004

(1)Includes interest expense and financing fees of $52 million, $52 million, $237 million and $223 million for the three months and year ended December 31, 2025, and 2024, respectively.

Select Balance Sheet Statistics

	December 31, 2025	December 31, 2024
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$133,466	$123,405
Separate Accounts assets	136,544	134,717
Total assets	$318,312	$295,727

LIABILITIES
Long-term debt	$3,835	$3,833
Future policy benefits and other policyholders' liabilities	17,660	17,613
Policyholders’ account balances	133,433	110,929
Total liabilities	$316,524	$292,179

EQUITY
Preferred stock	$1,068	$1,507
Accumulated other comprehensive income (loss)	(6,280)	(8,712)
Total equity attributable to Holdings	(74)	1,565
Total equity attributable to Holdings' common shareholders (ex. AOCI)	5,138	8,770

Assets Under Management (Unaudited)

	December 31, 2025	December 31, 2024

	(in billions)
Assets Under Management
AB AUM	$866.9	$792.2
Exclusion for General Account and other Affiliated Accounts	(87.3)	(84.2)
Exclusion for Separate Accounts	(51.0)	(47.3)
AB third party	$728.6	$660.7

Total Company AUM
AB third party	$728.6	$660.7
General Account and other Affiliated Accounts (1) (3) (4) (5)	133.5	123.4
Separate Accounts (2) (3) (4) (5)	136.5	134.7
Total AUM	$998.6	$918.8

_______________
(1) “General Account and other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of December 31, 2025 and 2024, Separate Account is inclusive of $8.2 billion and $12.3 billion & General Account AUM is inclusive of $28 million and $43 million, respectively, Account Value ceded to Venerable.
(4) As of December 31, 2025 and 2024, Separate Account is inclusive of $3.0 billion and $6.9 billion & General Account AUM is inclusive of $7.2 billion and $3.2 billion, respectively, Account Value ceded to Global Atlantic.
(5) Includes Advisory, Brokerage and Direct assets included in our Wealth Management segment.
(6) As of December 31, 2025, Separate Account is inclusive of $15.1 billion & General Account AUM is inclusive of $9.3 billion, Account Value ceded to RGA.